EXHIBIT 99

FOR IMMEDIATE RELEASE                        CONTACT:  DARRYL MAZOW
TUESDAY, SEPTEMBER 7, 1999                   PHONE #:  (303) 371-6525

                   PRECISION STANDARD ANNOUNCES SALE OF
                       FOUNDING SHAREHOLDER'S STOCK

Denver, CO - September 7, 1999 - Precision Standard, Inc. (Nasdaq: PCSN) today announced that Matthew L. Gold, its President and Chief Executive Officer, has sold one million shares of Common Stock of Precision Standard, Inc. (approximately 25% of the outstanding Common Stock) to Tennenbaum & Co., LLC, Mass Mutual Life Insurance Company, TMCT Ventures LP and various other parties. In addition, Mr. Gold and Tennenbaum & Co., LLC have jointly formed TCO/PSI, LLC into which Mr. Gold has contributed his remaining 1,026,908 shares of Precision Standard common stock representing an additional 26% of the Company's outstanding shares. Mr. Gold and Michael Tennenbaum, Managing Member of Tennenbaum & Co., are the managing members of TCO/PSI. TCO/PSI will manage the shares owned by TCO/PSI and holds a proxy to vote the one million shares sold by Mr. Gold through the next regularly scheduled annual shareholders meeting.

Mr. Gold commented, "The addition of these institutions to the Company's shareholder base is a positive sign. I feel this is a step in the right direction in increasing shareholder value. I expect that having Tennenbaum & Co. play an integral role in the Company's future will add financial stability and access to the financial community that will bring significant value to the Company."

Mr. Tennenbaum commented, "We look forward to working with the talented people at PSI and helping to grow the Company."

The Company also announced the additions of Mr. Michael Tennenbaum and Mr. Mark Holdsworth, a principal at Tennenbaum & Co., to the Company's Board of Directors. Mr. Tennenbaum will serve as Chairman. Mr. Donald Hannah and Admiral George "Gus" Kinnear II have resigned from the Company's Board.

Mr. Gold commented, "We are very sad to see Mr. Hannah's and Admiral Kinnear's departure from our Board. They have both been a significant asset to the Company, and their insight and determination have helped the Company through some very difficult periods. We wish them well in their future endeavors. I am also very excited about the additions of Messrs. Tennenbaum and Holdsworth to our Board. Michael brings a vast amount of experience and financial expertise to the Company, having spent 32 years at Bear Stearns in various capacities including Vice Chairman, Investment Banking."

Precision Standard, with executive offices in Denver, Colorado, and facilities in Alabama, California, and Florida, performs maintenance and modification of aircraft for the U.S. Government and foreign and domestic commercial customers. The Company also provides aircraft parts and support and engineering services and full service overhaul and repair for a wide range of engine nacelle-related needs. It also develops and manufactures aircraft cargo systems, rocket vehicles and control systems, and precision springs and components.

     STATEMENTS CONTAINED IN THIS RELEASE WHICH ARE NOT HISTORICAL FACTS MAY BE FORWARD-LOOKING STATEMENTS WHICH INVOLVE NUMEROUS RISKS INCLUDING, BUT NOT LIMITED TO, THE EFFECT OF ECONOMIC CONDITIONS, THE IMPACT OF COMPETITIVE PRODUCTS AND PRICING, ACTIONS BY MANAGEMENT, ESTIMATES OF BACKLOG AND THE ACTUAL PERFORMANCE OF WORK UNDER CONTRACT.